UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ___)*

NETLIST, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

64118P109

(CUSIP Number)

July 18, 2013

(Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 18 Pages

SCHEDULE 13G

CUSIP No. 64118P109	Page 2 of 18 Pages

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

Drawbridge Special Opportunities Fund LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
Yes (a) ☐
No (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions)

Delaware

	5.	SOLE VOTING POWER

NUMBER OF
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-1,648,351-
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON WITH

	8.	SHARED DISPOSITIVE POWER
		-1,648,351-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-1,648,351-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1% (based on 32,107,942 shares outstanding, calculated based on 30,459,591 shares outstanding as of July 16, 2013, as reported by the Issuer on Form 424B5, filed with the SEC on July 18, 2013, and including 1,648,351 shares issuable upon exercise of the warrants)

12.	TYPE OF REPORTING PERSON (See Instructions)

PN

SCHEDULE 13G

CUSIP No. 64118P109	Page 3 of 18 Pages

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

Drawbridge Special Opportunities GP LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
Yes (a) ☐
No (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions)

Delaware

	5.	SOLE VOTING POWER

NUMBER OF
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-1,648,351-*
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON WITH

	8.	SHARED DISPOSITIVE POWER
		-1,648,351-*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-1,648,351-*

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1% (based on 32,107,942 shares outstanding, calculated based on 30,459,591 shares outstanding as of July 16, 2013, as reported by the Issuer on Form 424B5, filed with the SEC on July 18, 2013, and including 1,648,351 shares issuable upon exercise of the warrants)

12.	TYPE OF REPORTING PERSON (See Instructions)

OO

* Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

SCHEDULE 13G

CUSIP No. 64118P109	Page 4 of 18 Pages

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

Fortress Principal Investment Holdings IV LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
Yes (a) ☐
No (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions)

Delaware

	5.	SOLE VOTING POWER

NUMBER OF
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-1,648,351-*
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON WITH

	8.	SHARED DISPOSITIVE POWER
		-1,648,351-*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-1,648,351-*

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1% (based on 32,107,942 shares outstanding, calculated based on 30,459,591 shares outstanding as of July 16, 2013, as reported by the Issuer on Form 424B5, filed with the SEC on July 18, 2013, and including 1,648,351 shares issuable upon exercise of the warrants)

12.	TYPE OF REPORTING PERSON (See Instructions)

OO

* Solely in its capacity as the managing member of Drawbridge Special Opportunities GP LLC.

SCHEDULE 13G

CUSIP No. 64118P109	Page 5 of 18 Pages

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

Drawbridge Special Opportunities Advisors LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
Yes (a) ☐
No (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions)

Delaware

	5.	SOLE VOTING POWER

NUMBER OF
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-1,648,351-*
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON WITH

	8.	SHARED DISPOSITIVE POWER
		-1,648,351-*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-1,648,351-*

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1% (based on 32,107,942 shares outstanding, calculated based on 30,459,591 shares outstanding as of July 16, 2013, as reported by the Issuer on Form 424B5, filed with the SEC on July 18, 2013, and including 1,648,351 shares issuable upon exercise of the warrants)

12.	TYPE OF REPORTING PERSON (See Instructions)

OO

* Solely in its capacity as the investment manager of Drawbridge Special Opportunities Fund LP.

SCHEDULE 13G

CUSIP No. 64118P109	Page 6 of 18 Pages

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

FIG LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
Yes (a) ☐
No (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions)

Delaware

	5.	SOLE VOTING POWER

NUMBER OF
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-1,648,351-*
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON WITH

	8.	SHARED DISPOSITIVE POWER
		-1,648,351-*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-1,648,351-*

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1% (based on 32,107,942 shares outstanding, calculated based on 30,459,591 shares outstanding as of July 16, 2013, as reported by the Issuer on Form 424B5, filed with the SEC on July 18, 2013, and including 1,648,351 shares issuable upon exercise of the warrants)

12.	TYPE OF REPORTING PERSON (See Instructions)

OO

* Solely in its capacity as the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC.

SCHEDULE 13G

CUSIP No. 64118P109	Page 7 of 18 Pages

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

Fortress Operating Entity I LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
Yes (a) ☐
No (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions)

Delaware

	5.	SOLE VOTING POWER

NUMBER OF
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-1,648,351-*
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON WITH

	8.	SHARED DISPOSITIVE POWER
		-1,648,351-*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-1,648,351-*

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1% (based on 32,107,942 shares outstanding, calculated based on 30,459,591 shares outstanding as of July 16, 2013, as reported by the Issuer on Form 424B5, filed with the SEC on July 18, 2013, and including 1,648,351 shares issuable upon exercise of the warrants)

12.	TYPE OF REPORTING PERSON (See Instructions)

PN

* Solely in its capacity as the holder of all of the issued and outstanding interests of FIG LLC and Fortress Principal Investment Holdings IV LLC.

SCHEDULE 13G

CUSIP No. 64118P109	Page 8 of 18 Pages

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

FIG Corp.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
Yes (a) ☐
No (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions)

Delaware

	5.	SOLE VOTING POWER

NUMBER OF
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-1,648,351-*
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON WITH

	8.	SHARED DISPOSITIVE POWER
		-1,648,351-*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-1,648,351-*

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1% (based on 32,107,942 shares outstanding, calculated based on 30,459,591 shares outstanding as of July 16, 2013, as reported by the Issuer on Form 424B5, filed with the SEC on July 18, 2013, and including 1,648,351 shares issuable upon exercise of the warrants)

12.	TYPE OF REPORTING PERSON (See Instructions)

CO

* Solely in its capacity as the general partner of Fortress Operating Entity I LP.

SCHEDULE 13G

CUSIP No. 64118P109	Page 9 of 18 Pages

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

Fortress Investment Group LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
Yes (a) ☐
No (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION (See Instructions)

Delaware

	5.	SOLE VOTING POWER

NUMBER OF
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-1,648,351-*
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON WITH

	8.	SHARED DISPOSITIVE POWER
		-1,648,351-*

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-1,648,351-*

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES (See Instructions) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.1% (based on 32,107,942 shares outstanding, calculated based on 30,459,591 shares outstanding as of July 16, 2013, as reported by the Issuer on Form 424B5, filed with the SEC on July 18, 2013, and including 1,648,351 shares issuable upon exercise of the warrants)

12.	TYPE OF REPORTING PERSON (See Instructions)

OO

* Solely in its capacity as the holder of all of the issued and outstanding shares of FIG Corp.

Item 1.
(a)    Name of Issuer:

The name of the issuer is Netlist, Inc. (the “Issuer”).

(b)    Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 51 Discovery, Suite 150, Irvine, California 92618.

Item 2.
(a)    Name of Persons Filing:

(i) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, directly owns warrants to acquire shares of common stock of the Issuer as described herein;

(ii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;

(iii) Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the managing member of Drawbridge Special Opportunities GP LLC;

(iv) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment manager of Drawbridge Special Opportunities Fund LP;

(v) FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC;

(vi) Fortress Operating Entity I LP, a Delaware limited partnership, is the holder of all of the issued and outstanding interests of FIG LLC and Fortress Principal Investment Holdings IV LLC;

(vii) FIG Corp, a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and

(viii) Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding shares of FIG Corp.

The foregoing persons are collectively referred to as the “Reporting Persons.”  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.
Page 10 of 18 Pages

(b)    Address of Principal Business Office or, if None, Residence:

The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.

(c)    Citizenship:

Each of Drawbridge Special Opportunities GP LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Special Opportunities Advisors LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware.  Each of Drawbridge Special Opportunities Fund LP, and Fortress Operating Entity I LP is limited partnership organized under the laws of the State of Delaware.  FIG Corp. is a corporation organized under the laws of the State of Delaware.

(d)    Title of Class of Securities:

Common Stock, par value $0.001 per share (“Common Stock”).

(e)    CUSIP Number:

64118P109

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) ☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b) ☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) ☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) ☐	Investment company registered under Section 8 of the Investment Company Act.

(e) ☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f) ☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g) ☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
Page 11 of 18 Pages

(i) ☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j) ☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J).

(k) ☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ______________________________

Item 4.	Ownership:

The percentages used in this Item 4 are calculated based on 32,107,942 shares outstanding, calculated based on 30,459,591 shares outstanding as of July 16, 2013, as reported by the Issuer on Form 424B5, filed with the SEC on July 18, 2013, and including 1,648,351 shares issuable upon exercise of the warrants.
(i)	Drawbridge Special Opportunities Fund LP
(a)        Amount beneficially owned: -1,648,351-*
(b)        Percent of class: 5.1%
(c)(i)              Sole power to vote or direct the vote: -0-
(c)(ii)             Shared power to vote or direct the vote: -1,648,351-*
(c)(iii)            Sole power to dispose or direct the disposition: -0-
(c)(iv)            Shared power to dispose or direct the disposition: -1,648,351-*

(ii)	Drawbridge Special Opportunities GP LLC
(a)        Amount beneficially owned: -1,648,351-*
(b)        Percent of class: 5.1%
(c)(i)              Sole power to vote or direct the vote: -0-
(c)(ii)                    Shared power to vote or direct the vote: -1,648,351-*
(c)(iii)                   Sole power to dispose or direct the disposition: -0-
(c)(iv)                   Shared power to dispose or direct the disposition: -1,648,351-*

(iii)	Fortress Principal Investment Holdings IV LLC
(a)        Amount beneficially owned: -1,648,351-*
(b)        Percent of class: 5.1%
(c)(i)              Sole power to vote or direct the vote: -0-
(c)(ii)             Shared power to vote or direct the vote: -1,648,351-*
(c)(iii)            Sole power to dispose or direct the disposition: -0-
(c)(iv)            Shared power to dispose or direct the disposition: -1,648,351-*

(iv)	Drawbridge Special Opportunities Advisors LLC
(a)        Amount beneficially owned: -1,648,351-*
(b)        Percent of class: 5.1%
(c)(i)              Sole power to vote or direct the vote: -0-
(c)(ii)             Shared power to vote or direct the vote: -1,648,351-*
(c)(iii)            Sole power to dispose or direct the disposition: -0-
(c)(iv)            Shared power to dispose or direct the disposition: -1,648,351-*
Page 12 of 18 Pages

(v)	FIG LLC
(a)        Amount beneficially owned: -1,648,351-*
(b)        Percent of class: 5.1%
(c)(i)              Sole power to vote or direct the vote: -0-
(c)(ii)             Shared power to vote or direct the vote: -1,648,351-*
(c)(iii)            Sole power to dispose or direct the disposition: -0-
(c)(iv)            Shared power to dispose or direct the disposition: -1,648,351-*

(vi)	Fortress Operating Entity I LP
(a)        Amount beneficially owned: -1,648,351-*
(b)        Percent of class: 5.1%
(c)(i)              Sole power to vote or direct the vote: -0-
(c)(ii)             Shared power to vote or direct the vote: -1,648,351-*
(c)(iii)            Sole power to dispose or direct the disposition: -0-
(c)(iv)            Shared power to dispose or direct the disposition: -1,648,351-*

(vii)	FIG Corp.
(a)        Amount beneficially owned: -1,648,351-*
(b)        Percent of class: 5.1%
(c)(i)              Sole power to vote or direct the vote: -0-
(c)(ii)             Shared power to vote or direct the vote: -1,648,351-*
(c)(iii)            Sole power to dispose or direct the disposition: -0-
(c)(iv)            Shared power to dispose or direct the disposition: -1,648,351-*

(viii)	Fortress Investment Group LLC
(a)        Amount beneficially owned: -1,648,351-*
(b)        Percent of class: 5.1%
(c)(i)              Sole power to vote or direct the vote: -0-
(c)(ii)             Shared power to vote or direct the vote: -1,648,351-*
(c)(iii)            Sole power to dispose or direct the disposition: -0-
(c)(iv)            Shared power to dispose or direct the disposition: -1,648,351-*

*Aggregate number of shares of the Issuer issuable upon the exercise of warrants issued to Drawbridge Special Opportunities Fund LP.  Such warrants are subject to certain restrictions on exercisability.  Out of an abundance of caution, this statement is being filed to report beneficial ownership of all of the shares issuable upon exercise of the warrants regardless of whether such restrictions may limit the number of shares that would be considered to be beneficially owned.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable
Page 13 of 18 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not Applicable

Item 8.	Identification and Classification of Members of the Group:

Not Applicable

Item 9.	Notice of Dissolution of Group:

Not Applicable

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
Page 14 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2013

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By: Drawbridge Special Opportunities GP LLC, its general partner

	By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2013

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

	By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

Page 15 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2013

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

	By:	/s/ David N. Brooks
Name: David N. Brooks
Title: General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2013

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

	By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

Page 16 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2013

FIG LLC

	By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2013

FORTRESS OPERATING ENTITY I LP

By: FIG Corp., its general partner

	By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

Page 17 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2013

FIG CORP.

	By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2013

FORTRESS INVESTMENT GROUP LLC

	By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

Page 18 of 18 Pages